UNOFFICIAL ENGLISH TRANSLATION OF
                   MAIN PROVISIONS OF THE FINANCING AGREEMENT
                        BETWEEN TELEMATICA AND INTERANET


This Financing Agreement (the "Agreement") is made by and between Telematica EDC, C.A. ("TELEMATICA") and Interamerican Net de Venezuela, S.A. ("INTERANET"). TELEMATICA and INTERANET are sometimes hereinafter referred to individually as a "Party" and collectively as "Parties."


CLAUSE ONE

         TELEMATICA shall lend to INTERANET a sum not to exceed Twenty Six Million United States Dollars (US$26,000,000), which, solely for purposes of complying with the Venezuelan Central Bank Law, is the equivalent of Sixteen Billion Three Hundred Eighty Six Million Five Hundred Thousand Bolivars (Bs. 16,386,500,000). This sum shall be paid in its equivalent in Bolivars at the times set forth in this Agreement.


CLAUSE TWO

         TELEMATICA shall deliver to INTERANET the sum of Seven Million United States Dollars (US$7,000,000), which, solely for purposes of complying with the Venezuelan Central Bank Law, is the equivalent of Four Billion Four Hundred Eleven Million Seven Hundred Fifty Thousand Bolivars (Bs. 4,411,750,000) to be used as working capital.

         TELEMATICA shall make additional [semiannual payments] until the completion of the remaining Nineteen Million United States Dollars (US$19,000,000), which, solely for purposes of complying with the Venezuelan Central Bank Law, is the equivalent of Eleven Billion Nine Hundred Seventy Four Million Seven Hundred Fifty Thousand Bolivars (Bs. 11,974,750,000), in order to perform the following obligations: (A) to make the lease payments under a leasing of fiber optic agreement entered into by C.A. Electricidad de Caracas ("EDC") and INTERANET (the "Lease Agreement") for the lease of dark fiber strands; and (B) to make payments due to Administradora Serdeco, C.A. ("SERDECO") under a commercial services agreement entered into by SERDECO and INTERANET (the "Commercial Services Agreement"). For the above purpose,
INTERANET shall deliver to TELEMATICA duly approved invoices pertaining the Lease Agreement and the Commercial Services Agreement and TELEMATICA shall make the payments within three (3) business days after such delivery. The Lease Agreement and the Commercial Services Agreement shall be negotiated in good faith in order to satisfy the technical, commercial, and reliability and safety requirements of the Parties.

         The sums loaned by TELEMATICA shall earn an annual interest rate of three percent (3%), which shall be calculated over the sums actually paid and delivered to INTERANET by TELEMATICA under this Agreement. Such interests shall be capitalized semiannually during the first four (4) years from the execution of this Agreement and shall be paid semiannually to TELEMATICA after the end of the fourth year. Any amount not paid by INTERANET to TELEMATICA when due shall bear an annual interest from the date due until paid at a rate equal to five percent (5%).


CLAUSE THREE

         INTERANET shall deliver a promissory note to TELEMATICA for the amount provided in the first paragraph of Clause Two [e.g., US$7,000,000], which shall be delivered on the date of such disbursement. INTERANET shall deliver new promissory notes to TELEMATICA for all subsequent disbursements. Such promissory notes shall be substituted every six (6) months for a single promissory note consolidating all the sums delivered to INTERANET under this Agreement as adjusted pursuant to the inflation adjustment provision established in Clause Five.

         TELEMATICA in lieu of requiring the repayment of the loans, TELEMATICA shall have the option to convert the credit derived from the loans into shares of INTERANET, before the maturity thereof pursuant to Clause Four. TELEMATICA may exercise such right after the expiration of the third year from the execution of this Agreement. TELEMATICA may also exercise this right before the expiration of the third year upon the occurrence of any of INTERANET's event of default under Clause Four.

         The right of conversion into shares shall only be exercised for the total amount of the loans actually disbursed simultaneously with the exercise of the subscription right to acquire shares pursuant to Clause Seven. The separate or partial exercise of any of the rights of conversion or susbcription of shares shall not be accepted.

         The rights of credit derived from the loans, the Promissory Note, and any other rights of TELEMATICA under this Agreement are part of the same negotiation, and therefore, are transferable only when such transfer is for the totality of such rights to only one transferee, which shall be an affiliate of TELEMATICA or Convergence Communications, Inc. ("CCI") or an affiliate of CCI. For purposes of this Agreement, the term "Affiliate" means an entity that controls, is controlled or is under common control of TELEMATICA or CCI respectively.

         The amounts due by TELEMATICA, evidenced by the promissory notes, shall be converted into shares, which value shall be determined in such manner that the totality of the loans that TELEMATICA has the right to convert into shares plus the nominal value of the shares that TELEMATICA has the right to subscribe, shall be equal to a fifty percent (50%) of the capital stock of INTERANET at the time such shares are subscribed.

         In the event EDC defaults under the Lease Agreement and such default results in its termination, TELEMATICA shall make an election from one of the following options: (A) allow that loans to be provided under the second paragraph of Clause Two are applied for paying the rent due to a different lessor for the leasing of fiber optic, or (B) exercise its rights to convert and subscribe shares provided in Clauses Three and Seven.


CLAUSE FOUR

         The loans under this Agreement shall be paid in Bolivars on October 31 of 2015 with the adjustments provided under this Agreement, unless TELEMATICA has previously exercised its right of conversion [and subscription], as provided in the preceding Clause. This term has been agreed upon by the Parties in their benefit. Consequently, INTERANET shall not prepay the loan until such term has elapsed.

         Once the conversion into shares is exercised, the Parties shall enter into a shareholder agreement which shall have been negotiated in good faith, pursuant to which CCI shall be granted sufficient control to allow it to consolidate for accounting purposes its investment, so long as TELEMATICA's participating interest is protected.

         The interests shall be paid semiannually on April 30 and October 31 of each year, starting on April 30 of 2004 until October 31 of 2015.

         However, the total amount of the loans shall be considered past due and owned if:

 1) INTERANET defaults under the Lease Agreement and the Commercial Services Agreement resulting in the termination of such Agreements.
 2) The concessions granted to INTERANET identified in Annex D are revoked due to INTERANET's default under such concessions without recourse to any administrative or judicial procedure.
 3) INTERANET pays dividends before the fourth year from the date of the execution of this Agreement or after the fourth year from the execution of this Agreement without complying with numeral six of Clause Six.
 4)    INTERANET increases or decreases its capital stock.
 5) INTERANET issues options, debt instruments which may be convertible into shares, warrants or any other kind of instruments which may require INTERANET to issue additional shares.
 6) INTERANET amends its articles of incorporation, its conditions for issuing shares, or the nominal values of its shares.
 7) INTERANET incurs indebtedness or INTERANET pledges assets for an amount exceeding an amount over ten percent (10%) of the amounts loaned to INTERANET under this Agreement.
 8) INTERANET conveys or leases all or an important portion of its assets, the aggregate of which exceeds Two Hundred Fifty Thousand United States Dollars (US$250,000); or ceases participating in the telecommunications business in Venezuela; or merges or consolidates with a another company, or it is restructured or reorganized in any other form.


CLAUSE FIVE

         All and every one of the amounts in Bolivars loaned by TELEMATICA to INTERANET under this Agreement, the amounts to be loaned in the future under this Agreement, as well as any other amount in Bolivars herein shall be indexed semiannually in accordance with the CPI of the Metropolitan Area of Caracas published by the Venezuelan Central Bank. Every six months the promissory notes delivered by INTERANET shall be substituted by other promissory notes reflecting such indexed amounts.


CLAUSE SIX:  Obligations of INTERANET

 1) INTERANET shall pay taxes and submit the corresponding tax returns, obtain the required licenses, permits and concessions for the performance of its activities and the expansion of the same; and in general, comply with its obligations under applicable law.
 2)    Comply with the concession agreements identified in Annex A.
 3) Keep accounting books and records in accordance with Venezuelan Generally Accepted Accounting Principles, and applicable law.
 4) Permit any representative duly designated in writing by TELEMATICA to (i) visit and inspect any and all of the facilities, (ii) examine the books and records, and (iii) provide copies of any documents requested in writing by TELEMATICA in a period no longer than five (5) days after such request has been delivered. TELEMATICA shall keep such information provided by INTERANET confidential.
5) Obtain and maintain insurance in accordance with the telecommunications sector standards.
6) The distributions of dividends shall be restricted during the term of this Agreement in accordance with the following rules:
       A) No dividends shall be paid for the first four (4) years from the execution of this Agreement.
       B) After the fourth year, dividends may be paid annually in accordance with the following:
              a.   Dividends shall be paid in cash
              b.  The most recent  payment of interests  shall have been paid in cash and shall not have been capitalized by TELEMATICA.
              c.  The  dividends  in cash may not exceed the paid amount in cash to TELEMATICA in the most recent payment of interests.
 7)    INTERANET's capital stock may not be increased or decreased.
 8) INTERANET may not issue options, debt instruments which may be convertible into shares, warrants or any other kind of instruments, which may require INTERANET to issue additional shares.
 9) INTERANET shall not amend its articles of incorporation, its conditions for issuing shares, or the nominal values of its shares.
 10) INTERANET may not (i) incur indebtedness, or (ii) encumber assets for an amount exceeding ten percent (10%) of the amounts loaned to INTERANET under this Agreement.
11) INTERANET may not merge, consolidate with a another company, restructure or reorganize in any other form.
12) INTERANET may not convey or lease its assets, the aggregate of which exceeds Two Hundred Fifty Thousand United States Dollars (US$250,000).


CLAUSE SEVEN:  Subscription Rights

         Prior to the delivery of the amount established in the first paragraph of Clause Two, an INTERANET's shareholders meeting shall be held approving and granting TELEMATICA the subscription right to acquire shares of INTERANET, through the payment of an amount of Twenty Six Million United States Dollars (US$26,000,000), which solely for purposes of complying with the Venezuelan Central Bank Law, is the equivalent of Sixteen Billion Three Hundred Eighty Six Million Five Hundred Thousand Bolivars (Bs. 16,386,500,0000).

         To the extent that INTERANET subscribes capital increases or increases in any other form the number of shares before TELEMATICA's exercise of its conversion right, TELEMATICA shall have the right to subscribe additional shares, through the payment of an amount equal to such amount increased, so that after exercising its conversion and subscription rights and the subscription of additional shares pursuant to this paragraph, the result of TELEMATICA's exercise of all such rights shall be equal to fifty percent (50%) of INTERANET's capital stock.

         The number of shares subject to the subscription right shall decrease to the extent that amount of the loans evidenced by the promissory notes referred to in Clause Three of this Agreement increases, so that the shares resulting from exercising such conversion and subscription rights shall always be equal to fifty percent (50%) of INTERANET's capital stock, after the shareholders' meeting approving such increase in the capital stock has occurred. The Parties shall agree upon (i) the content of the form of Shareholders' meeting approving the increase of INTERANET's capital stock, and (ii) an explanatory table in connection with TELEMATICA's exercise of its conversion and subscription rights. Such form and table shall be annexed to this Agreement.

CLAUSE EIGHT:  Rights to Cease Providing Funds

         In the event that an administrative authority or a court issues a decree, law, resolution, decision or any other judicial or administrative act which adversely affects the conditions of INTERANET or its capacity to comply with its obligations under this Agreement, TELEMATICA shall have the right to cease providing funds to INTERANET.


CLAUSE NINE

         This Agreement shall be terminated upon TELEMATICA's exercise of its option to convert its credit derived from the sums loaned to INTERANET into shares of INTERANET, for the total amount of the loans simultaneously with its right to acquire shares established in Clause Seven.


CLAUSE TEN:  Dispute Resolution

           -   Good  faith  negotiations (amicable  resolution)
           -   Conciliation Process:
                   -   bilingual conciliator (Spanish-English)
                   -   application of ICC Rules of Optional Conciliation
                   -   New York
           -   Arbitration:
                  - 3 bilingual arbitrators (Spanish-English) experienced in the telecommunications and business transactions sectors
                  -    International Chamber of Commerce Arbitration Rules
                  -    New York


CLAUSE ELEVEN:  Obligations of WCI de Venezuela, C.A.

         WCI de Venezuela, C.A. ("WCI") is (i) joined in this Agreement, (ii) obligated to do everything under its control to comply with the provisions of this Agreement, and (iii) a joint and several guarantor of INTERANET in order to ensure INTERANET's compliance with its contractual obligations under this Agreement.

         WCI shall transfer to a bank or an insurance company all shares to which is titleholder before TELEMATICA's delivery of the amount established in Clause Two in order to ensure that INTERANET and WCI comply with its contractual obligations under this Agreement in accordance with a trust agreement which shall be negotiated in good faith and shall be annexed to this Agreement.


CLAUSE TWELVE:  Waiver of Contractual Rights

         The waiver may only be obtained with the written consent of the other Parties.


CLAUSE THIRTEEN:  Notice


CLAUSE FOURTEEN:  Governing Law

         This Agreement shall be governed by the laws of Venezuela.